Exhibit 99.1

SunOpta Inc. Schedules Investor Conference Call

TORONTO, Jun 27, 2008 (PrimeNewswire via COMTEX News Network) -- SunOpta Inc. (Nasdaq:STKL) today that it will host an Investor Conference Call on Monday, June 30, 2008 at 9:00 am Eastern. After opening remarks, there will be a question and answer period. This conference call can be accessed with the toll free dial followed by pass code: 8426542#. Additionally, the call may be accessed via a link at the Company's website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company's website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the website. A replay number can also be accessed between June 30th and July 10th, 2008 with the toll free dial - in number (888) 203 - 1112 followed by pass code: 8426542#.

About SunOpta Inc.

SunOpta Inc. is an operator of high - growth ethical businesses, focusing on integrated business models in the natural organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.7% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio - fuel, pulp and food processing industries. Each of these business units proprietary products and services that give it a solid competitive advantage in its sector.

The SunOpta Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3958

Forward-Looking Statements

Certain statements included in this press release may constitute "forward - looking statements" within States Private Securities Litigation Reform Act of 1995. These forward - looking statements include, but references to the expected terms of the proposed private placement and business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; the Company's ability to negotiate successfully the specific terms of the private placement with investors, general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward - looking statements made herein are qualified by these and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

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SOURCE: SunOpta Inc.

SunOpta Inc.
Jeremy N. Kendall, Chairman
Steve Bromley, President & CEO
John Dietrich, Vice President & CFO
Tony Tavares, Chief Operating Office
Susan Wiekenkamp, Information Officer
susan.wiekenkamp@sunopta.com
905 -455 -2528, ext 103
www.sunopta.com

Lytham Partners, LLC
Investment Community Inquiries:
Joe Diaz
diaz@lythampartners.com
Robert Blum
Joe Dorame
602 -889 -9700

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